Exhibit 10.3

MERIDIAN BIOSCIENCE, INC.

2021 OMNIBUS AWARD PLAN

FISCAL YEAR 2022 PERFORMANCE SHARE UNIT AWARD AGREEMENT

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS

EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE

COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***]

Summary of Performance Share Unit Award Grant

MERIDIAN BIOSCIENCE, INC. (the “Company”), pursuant to the 2021 Omnibus Award Plan, as amended from time to time (the “Plan”) hereby irrevocably grants you (the “Participant”), effective November 4, 2021 (the “Grant Date”), a Performance Share Unit Award (the “Award”) of forfeitable performance share units of the Company (“PSUs”), each PSU representing the right to receive one share of the Company’s common stock, no par value per share (“Common Stock”), subject to the restrictions, terms and conditions herein.

Name of Grantee:

Target Number of PSUs:

Grant Date:	November 4, 2021

Vesting Date:	See Section 3(e)

WHEREAS, the Participant has been selected as a participant in the performance share unit program of the Company covering the Company’s 2024 fiscal year; and

WHEREAS the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has determined that it would be in the best interests of the Company and its shareholders to grant the award provided for herein to the Participant, on the terms and conditions described in this Performance Share Unit Award Agreement (including Appendix A, the “Agreement”).

NOW, THEREFORE, for and in consideration of the promises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, for themselves, and their permitted successors and assigns, hereby agree as follows:

1. Terms and Conditions.

(a) Award. Subject to the other terms and conditions contained in this Agreement and in the Plan, the Company hereby grants to the Participant as of the Grant Date the Award of PSUs described herein. The number of PSUs to which the Participant may be entitled, based on achievement of the Performance Criteria and the business unit to which the Participant is assigned, are set forth on Appendix A. The actual number of PSUs that are earned, if any, pursuant to the terms and conditions of the Award will be determined by the Committee (the “Total Award”) and shall be computed in accordance with the terms and conditions of this Agreement and Appendix A.

(b) Performance Period. Subject to the other terms and conditions contained in this Agreement, the performance period for the Award shall commence on October 1, 2023 and shall terminate on September 30, 2024 (the “Performance Period”). The extent to which the Award shall be earned at the end of the Performance Period shall be based upon: (i) the Company’s Diagnostics and Life Science business units’ Revenues during the Performance Period; and (ii) the Company’s Consolidated Adjusted Operating Income, before stock-based compensation expense, during the Performance Period (the “Performance Criteria”). Award payout percentages are set forth on Appendix A.

(c) Settlement. The Company shall settle the Award by causing one share of Common Stock for each PSU in the Total Award that is outstanding (and not previously forfeited) as of the Payout Date to be registered in the name of the Participant and held in book-entry form on the Payout Date.

2. Forfeiture of PSUs.

(a) Termination of Employment Generally. Except as otherwise determined by the Company in its sole discretion or as otherwise provided in this Agreement, all PSUs shall be forfeited without consideration to the Participant upon the Participant’s termination of employment with the Company or its Affiliates for any reason (and the Participant shall forfeit any rights to receive shares of Common Stock or cash in respect of the Award).

(b) Termination due to Death, Disability or Retirement. In the event the Participant’s employment with the Company is terminated due to death, Disability or Retirement, the Participant shall be entitled to receive a prorated portion of the Award determined in accordance with Section 3.

(c) Brokerage Account Requirement. The Participant hereby acknowledges that in order for the PSUs to vest, Participant must, prior to the first Vesting Date: (i) accept the PSUs online or by telephone in accordance with the procedures established by the Company and Merrill Lynch; and (ii) open a Merrill Lynch brokerage account through the system maintained on behalf of the Company. If the Participant has not completed both of the tasks prior to the Vesting Date, the PSUs shall be forfeited as of such date.

(d) Clawback. In addition, in 2020 the Board adopted a compensation recoupment or “clawback” policy (the “Clawback Policy”) applicable to all Company officers subject to Section 16 of the Exchange Act. The PSUs are subject to the Clawback Policy.

3. Performance Determinations.

(a) If the Participant is employed with the Company or its Affiliates at the completion of the Performance Period, then following completion of the Performance Period the Company will determine the amount of the Total Award payable to the Participant based on Appendix A.

(b) If the Participant’s employment with the Company or its Affiliates has terminated prior to the end of the Performance Period due to death or Disability, then as soon as administratively feasible (in the Committee’s sole discretion) following such termination the Company will determine the Total Award payable to Participant. The Total Award shall be calculated based on the Target Number of PSUs identified on Appendix A.

(c) If at any time after the one-year anniversary of the date of this Agreement the Participant’s employment with the Company or its Affiliates has terminated prior to the end of the Performance Period due to Participant’s Retirement, then as soon as administratively feasible (in the Committee’s sole discretion) following the Performance Period the Company will determine the Total Award payable to Participant. The Total Award shall be calculated based on the actual number of PSUs as earned and certified based on the Company’s achievement of the Performance Criteria during the Performance Period and the business unit assigned to the Participant, as described on Appendix A multiplied by a fraction, the numerator of which is the total number of complete months worked by the Participant from November 1, 2021 to the date of termination of employment, and the denominator of which is thirty-five (35), the total number of months from the date of this Agreement and the end of the Performance Period.

(d) If, in connection with a Change in Control, the successor company, or a parent of the successor company, in the Change in Control does not agree to assume, replace, or substitute the PSUs granted hereunder (as of the consummation of such Change in Control) with PSUs on substantially identical terms, as determined by the Committee, then as of immediately prior to such Change in Control, the Company will determine the Total Award, without proration, calculated based on the higher of: (i) the Company’s actual performance to date with respect to the Performance Criteria or (ii) the Target Award. The date of the consummation of the Change in Control shall be the Vesting Date for purposes of this Section 3(d).

(e) Payment of awards shall be made on a date not later than thirty (30) days following the completion of the Performance Period and the Company’s filing with the Securities and Exchange Commission of its Annual Report on Form 10-K for the fiscal year ended September 30, 2024 (the “Vesting Date”). On the Vesting Date, the Participant shall be entered as the stockholder of record for the number of PSUs covered by the Award which the Committee determines, in writing, have been earned and certified pursuant to Appendix A, and which have vested pursuant to the terms and conditions of this Agreement.

(f) If the Participant is a “specified employee” within the meaning of Section 409A of the Code on the date of the Participant’s separation from service and the Participant’s PSUs are subject to Section 409A of the Code, then payment pursuant to Section 3(c) shall be made on the first day of the seventh month following the Participant’s separation from service, or, if earlier, the date of the Participant’s death.

(g) The Committee may, in its sole discretion, modify the Performance Criteria, including the entirety of Appendix A, in whole or in part, as the Committee deems appropriate and equitable to reflect a change in the business (including, without limitation, the Company’s acquisition of another business or company), operations, corporate structure or capital structure of the Company or its Subsidiaries, the manner in which it conducts its business, or other events or circumstances.

(h) Except as may be otherwise provided in this Agreement, at no time prior to such Vesting Date shall the Participant be deemed for any purpose to be the owner of shares of Common Stock in connection with an Award and the Participant shall have no right prior to applicable Vesting Dates to vote Shares in respect of the Award. The Participant will not have any rights of a shareholder of the Company with respect to the PSUs until the delivery of the underlying Shares. The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Shares in the future, and the rights of the Participant will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

(i) All determinations with respect to the Award or this Agreement by the Company or Committee, including, without limitation, determinations of the Total Award, and timing of settlements, shall be within the Company’s absolute discretion and shall be final, binding and conclusive on the Participant.

4. Voting and Other Rights; Incorporation by Reference.

(a) Voting and Other Rights. The Participant will not have any rights of a shareholder of the Company with respect to the PSUs until the delivery of the underlying Shares. The Participant shall possess no dividend equivalent payment rights with respect to the PSUs.

(b) Incorporation by Reference. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of this Agreement shall control. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the Award. The number and kind of Shares deliverable pursuant to the Award are subject to adjustment as provided in Section 12 of the Plan.

5. Compliance with Legal Requirements. The granting and delivery of the Award, and any other obligations of the Company under this Agreement, shall be subject to all applicable federal, state, local, and foreign laws, rules, and regulations and to such approvals by any regulatory or governmental agency as may be required.

6. Transferability. The PSUs granted hereunder may not be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Participant other than as may be permitted by the Plan and any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance shall be void and unenforceable against the Company or any Affiliate.

7. Miscellaneous.

(a) Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(b) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(c) No Right to Employment; Continuous Employment. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant, or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant with or without cause at any time for any reason whatsoever. Although over the course of employment terms and conditions of employment may change, the at-will term of employment of the Participant will not change. Unless otherwise specified by the Plan, for purposes of this Agreement, the continuous employment of the Participant with the Company shall not be deemed to have been interrupted, and the Participant shall not be deemed to have ceased to be an employee of the Company, by reason of the transfer of Participant’s employment among the Company or a leave of absence approved by the Committee

(d) Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(e) Relation to Other Benefits. Any economic or other benefit to the Participant under this Agreement or the Plan shall not be considered in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company.

(f) Taxes and Withholding. To the extent that the Company is required to withhold any federal, state, local, foreign or other tax in connection with the PSUs thereon pursuant to this Agreement, it shall be a condition to earning the award that the Participant make arrangements satisfactory to the Company for payment of such taxes required to be withheld. With respect to payments under Section 3 herein, the Committee may, in its sole discretion, require the Participant to satisfy such required withholding obligation by surrendering to the Company a portion of the Shares earned by the Participant hereunder, and the Shares so surrendered by the Participant shall be credited against any such withholding obligation at the Fair Market Value of such Shares on the date of surrender. Further, the Committee may accelerate the payment of a portion of the Shares earned by the Participant hereunder to pay the Federal Insurance Contributions Act (FICA) tax under Sections 3101, 3121(a) and 3121(v)(2) of the Code and the corresponding income tax withholding related to the FICA amount.

(g) Amendments. Subject to the terms of the Plan, the Committee may modify this Agreement upon written notice to the Participant. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, no amendment of the Plan or this Agreement shall adversely affect the rights of the Participant under this Agreement without the Participant’s consent unless the Committee determines, in good faith, that such amendment is required for the Agreement to either be exempt from the application of, or comply with, the requirements of Section 409A of the Code, or as otherwise may be provided in the Plan.

(h) Section 409A of the Code. It is intended that the PSUs shall be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The terms of this Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the PSUs shall not be deferred, accelerated, extended, paid out, settled, adjusted, substituted, exchanged or modified in a manner that would cause the award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code or otherwise would subject the Participant to the additional tax imposed under Section 409A of the Code.

(i) Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto; provided, however, the Participant understands that the Participant may have an existing agreement(s) with the Company, through prior awards, acquisition of a prior employer or otherwise, that may include restrictive covenants, and acknowledges that the covenants in the agreements that provide the Company with the greatest protection enforceable under applicable law shall control, and that the parties do not intend to create any ambiguity or conflict that would release the Participant from the obligations the Participant has assumed under the restrictive covenants in any of these agreements. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent of the Participant under the Plan.

(j) Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Ohio without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Ohio. Each of the Company and the Participant submits to the exclusive jurisdiction (both personal and subject matter) of (i) the United States District Court for the Southern District of Ohio sitting in Cincinnati, Ohio and its appellate courts, and (ii) any court of the State of Ohio sitting in Cincinnati, Ohio and its appellate courts, for the purposes of all legal actions and proceedings arising out of or related to this Agreement. Each of the Company and the Participant waives, to the fullest extent permitted by law, (i) any objection which it may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Agreement brought in any court of the State of Ohio sitting in Cincinnati, Ohio or the United States District Court for the Southern District of Ohio sitting in Cincinnati, Ohio, including, without limitation, a motion to dismiss on the grounds of forum non conveniens or lack of subject matter jurisdiction; and (ii) any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.

(k) Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction and shall not constitute a part of this Agreement.

(l) Language. If the Participant receives this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(m) No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or the acquisition or sale of the underlying securities. The Participant is hereby advised to consult with the Participant’s personal tax, legal or financial advisors regarding the decision to participate in the Plan before taking any action related to the Plan.

(n) Electronic Delivery. The Participant hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the Plan. The Participant understands that, unless earlier revoked by the Participant by giving written notice to the Secretary of the Company, this consent shall be effective for the duration of the Agreement. The Participant also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Participant consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Participant has also executed this Agreement, as of the date first set forth above.

MERIDIAN BIOSCIENCE, INC.

By:
Name: Bryan Baldasare
Title: Chief Financial Officer

You must accept the award online or by telephone in accordance with the procedures established by the Company and the Plan administrator. By accepting your award in accordance with these procedures, you acknowledge that a copy of the Plan, Plan Summary and Prospectus, and the Company’s most recent Annual Report and Proxy Statement (the “Prospectus Information”) either have been received by you or are available for viewing on the Company’s intranet site or internet site at www.meridianbioscience.com, and consent to receiving this Prospectus Information electronically, or, in the alternative, agree to contact Julie Smith at (513) 272-5230 to request a paper copy of the Prospectus Information at no charge. You also represent that you are familiar with the terms and provisions of the Prospectus Information and hereby accept the award on the terms and conditions set forth herein and in the Plan. These terms and conditions constitute a legal contract that will bind both you and the Company as soon as you accept the award as described above.

Appendix A

Calculation of PSU’s Earned

Participant Name:

Business Unit (Corporate, LS or Dx):

Target Number of PSUs:

[***]

A-1